SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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    14a-6(e)(2)).
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                               LIQUID AUDIO, INC.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
                               MM COMPANIES, INC.,
  JEWELCOR MANAGEMENT, INC., BARINGTON COMPANIES EQUITY PARTNERS, L.P., RAMIUS
                   SECURITIES, LLC, DOMROSE SONS PARTNERSHIP,
                    JAMES A. MITAROTONDA and SEYMOUR HOLTZMAN
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

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

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

      On September 20, 2002, MM Companies, Inc. issued the following press release:

                              FOR IMMEDIATE RELEASE


FOR INFORMATION CONTACT:
Seymour Holtzman (570) 822-6277, ext. 23
James Mitarotonda (212) 974-5701


   ISS RECOMMENDS THAT LIQUID AUDIO STOCKHOLDERS ELECT TWO NOMINEES OF THE MM
   ---------------------------------------------------------------------------
    COMPANIES GROUP; SAYS THEY WILL MAKE "SOUND ADDITIONS" TO LIQUID AUDIO'S
    -------------------------------------------------------------------------
                               BOARD OF DIRECTORS
                               ------------------

NEW YORK, NY - - September 20, 2002 - - MM Companies, Inc. (OTC Bulletin Board:
MMCO) reported today that Institutional Shareholder Services ("ISS"), the world's leading proxy voting advisory service, has recommended that its clients vote for the two director nominees nominated by the MM Companies group - James Mitarotonda and Seymour Holtzman - at the upcoming Annual Meeting of Stockholders of Liquid Audio, Inc. (NASDAQ: LQID). The meeting is scheduled for September 26, 2002 at 10:00 a.m.

ISS provides proxy advisory services to institutional investors, mutual funds and other fiduciaries, and its opinions are highly regarded by the investment community.

After noting that Liquid Audio's Board of Directors' current plan and past conduct are being questioned by several large investors, ISS opined:

            "...the board has made some questionable moves, such as the addition of two new directors, the lowering of the [poison] pill's triggering threshold, and the announcement of a merger on the cusp of a contested board election. In this context, we believe that the election of two outside directors would be very healthy for the board, the company, and shareholders."

ISS also agreed with the MM Companies group's assessment of Liquid Audio's financial and stock performance, calling it "lackluster", and said that the election of the two MM Companies group nominees will "...put pressure on the board to act on the shareholders' behalf." ISS concluded:

            "Messrs. Mitarotonda and Holtzman would make sound additions to the Liquid Audio board based on their experience with financial institutions and familiarity with the company's line of business."

James Mitarotonda, President and CEO of MM Companies, Inc. remarked: "We are gratified that an independent and experienced advisor such as ISS has recommended that Liquid Audio shareholders vote to support our two nominees. We remain committed to the distribution of $3.00 per share to all shareholders, and to stopping the senseless cash burn by Liquid Audio's board."

                               (M O R E . . .)

MM Companies, Inc.
Page Two (2)
September 20, 2002


The MM Companies group is also soliciting votes on proposals to increase the size of the board of directors, amend the by-laws to provide that any vacancies on the board and any newly created directorships may only be filled by a majority vote of shares, and to elect four additional directors.

Seymour Holtzman, Chairman of MM Companies, Inc. concluded: "While we would have also liked ISS' support on these issues, ISS is often reluctant to recommend a change of board control. Nevertheless, we continue to believe strongly that such a measure is warranted and in the best interest of all Liquid Audio shareholders."

The MM Companies group urges stockholders to support its nominees and proposals at the annual meeting by immediately returning the MM Companies group proxy. Questions regarding voting of proxies or requests for assistance should be directed to D. F. King & Co., Inc. at (800) 431-9643.



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